                                                                    EXHIBIT 10.5



                          STOCK PURCHASE AGREEMENT


                                    AMONG



                         PENN OXYGEN SERVICES, INC.

                                THE COMPANY,



                           WILLIAM C. CLOONAN, JR.
                            AND MICHAEL E. HICKEY

                              THE SHAREHOLDERS,



                                     AND




                         AMERICAN HOMEPATIENT, INC.

                                  THE BUYER

                               TABLE OF CONTENTS

ARTICLE I. PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Assets at Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.3     Excluded Items . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.4     Continuing Contracts, Leases and Liabilities . . . . . . . . . . . . . . . . . . .   3
         1.5     Delivery of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE II. RECEIVABLES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.1     Collection of Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE III. PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.1     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.2     Interest Constituting Additional Purchase Price  . . . . . . . . . . . . . . . . .   5
         3.3     Earn-Out . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF
                 THE SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         4.1     Organization, Qualification and Authority  . . . . . . . . . . . . . . . . . . . .   6
         4.2     Capitalization and Stock Ownership.  . . . . . . . . . . . . . . . . . . . . . . .   7
         4.3     Absence of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.4     Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.5     Operations Since December 31, 1995   . . . . . . . . . . . . . . . . . . . . . . .   8
         4.6     Absence of Certain Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.7     Employment Discrimination  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.8     Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.9     Medicare, Medicaid and Other Third-Party Payors  . . . . . . . . . . . . . . . . .  11
         4.10    [OMITTED]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.11    Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.12    Leases and Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.13    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.14    Miscellaneous Representations Relating to Real Estate  . . . . . . . . . . . . . .  15
         4.15    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.16    Company Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.17    Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.18    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.19    Broker's or Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.20    Conflicts of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.21    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.22    Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.23    Motor Vehicles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.24    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

         4.25    Compliance with Healthcare and Other Laws  . . . . . . . . . . . . . . . . . . . .  18
         4.26    Condition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.27    WARN Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.28    Tax Returns; Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.29    No Omissions or Misstatements  . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.1     Organization, Qualification and Authority  . . . . . . . . . . . . . . . . . . . .  19
         5.2     Absence of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.3     Broker's or Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.4     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.5     No Omissions or Mistatements . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE VI. COVENANTS OF PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.1     Preservation of Business and Assets  . . . . . . . . . . . . . . . . . . . . . . .  21
         6.2     Absence of Material Change . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.3     Access to Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.4     Medicare and Medicaid Reporting  . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.5     Current Return Filing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.6     Preserve Accuracy of Representations and Warranties  . . . . . . . . . . . . . . .  24
         6.7     Maintain Books and Accounting Practices  . . . . . . . . . . . . . . . . . . . . .  24
         6.8     Indebtedness; Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.9     Compliance with Laws and Regulatory Consents . . . . . . . . . . . . . . . . . . .  24
         6.10    Maintain Insurance Coverage  . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.11    No Sale, Merger or Consolidation . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.12    Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE VII. CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE VIII. COMPANY'S AND SHAREHOLDERS' CONDITIONS TO CLOSE . . . . . . . . . . . . . . . . . . .  25
         8.1     Representations and Warranties True at Closing;
                 Compliance with Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         8.2     No Action/Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.3     Order Prohibiting Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE IX. BUYER'S CONDITIONS TO CLOSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.1     Representations and Warranties True at Closing;
                 Compliance with Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.2     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.3     No Action/Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.4     Inspection of Assets; U.C.C. Searches, etc.  . . . . . . . . . . . . . . . . . . .  27
         9.5     Order Prohibiting Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         9.6     [OMIT] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.7     Cloonan Employment Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.8     Operating Targets and Value of Assets. . . . . . . . . . . . . . . . . . . . . . .  27
         9.9     Lease Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.10    Third Party Consents; Releases . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.11    Approval of Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.12    Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE X. OBLIGATIONS OF COMPANY AND SHAREHOLDERS AT CLOSING . . . . . . . . . . . . . . . . . . .  28
         10.1    Documents Relating to Title  . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         10.2    Possession . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.3    Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.4    Corporate Good Standing and Corporate Resolution . . . . . . . . . . . . . . . . .  29
         10.5    Closing Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.6    Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.7    Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.8    Additionally Requested Documents; Post-Closing Assistance  . . . . . . . . . . . .  29
         10.9    Employment, Consulting and Lease Agreements  . . . . . . . . . . . . . . . . . . .  30
         10.10   Assumption Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE XI. OBLIGATIONS OF BUYER AT CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.1    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.2    Corporate Good Standing and Certified Board Resolutions  . . . . . . . . . . . . .  30
         11.3    Closing Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.4    Opinion of Buyer's Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE XII. OPINION OF BUYER'S COUNSEL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE XIII. SURVIVAL OF PROVISIONS AND INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . .  31
         13.1    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         13.2    Indemnification by Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . .  31
         13.3    Indemnification by Company and Buyer . . . . . . . . . . . . . . . . . . . . . . .  32
         13.4    Rules Regarding Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE XIV. PRESERVATION OF BUSINESS AND NONCOMPETE RESTRICTIONS . . . . . . . . . . . . . . . . .  34
         14.1    Covenant Not to Compete  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         14.2    Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE XV. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         15.1    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         15.2    Other Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         15.3    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

         15.4    Confidentiality; Prohibition on Trading  . . . . . . . . . . . . . . . . . . . . .  36
         15.5    Controlling Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         15.6    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         15.7    Benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         15.8    Partial Invalidity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         15.9    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         15.10   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         15.11   Interpretation; Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         15.12   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         15.13   Further Assurance of Shareholders After Closing  . . . . . . . . . . . . . . . . .  37
         15.14   Legal Fees and Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                            STOCK PURCHASE AGREEMENT


                 THIS STOCK PURCHASE AGREEMENT is entered into on September 30, 1996, by and among PENN OXYGEN SERVICES, INC., a Pennsylvania corporation ("Company"), WILLIAM C. CLOONAN, JR. and MICHAEL E. HICKEY (collectively, the "Shareholders"), and AMERICAN HOMEPATIENT, INC., a Tennessee corporation ("Buyer").

                                R E C I T A L S:

         WHEREAS, Shareholders own and operate the Company, a corporation that operates a medical supply business at the locations described on Exhibit A hereto, which Exhibit sets forth the type of services and products provided by the Company at each location (collectively, the "Business"); and

         WHEREAS, Shareholders own all of the issued and outstanding capital stock of the Company (the "Stock"); and

         WHEREAS, Shareholders desire to sell and transfer the Stock to Buyer, and Buyer desires to purchase the same from Shareholders, subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:


                          ARTICLE I. PURCHASE AND SALE

         1.1     Purchase and Sale.   Shareholders agree to sell, transfer,
assign, convey and deliver to Buyer, and Buyer agrees to purchase from Shareholders, all right, title and interest in and to the Stock, which consists of all of the issued and outstanding capital stock of the Company.
Shareholders shall deliver to Buyer at Closing all stock certificates representing the Stock, duly endorsed for transfer or accompanied by duly executed stock powers. The Stock shall be delivered free and clear of all claims, liens, restrictions, suits, proceedings, calls, proxies, charges, options, security interests and encumbrances of any kind.

         1.2 Assets at Closing. Subject to paragraph 1.3, at Closing the Company shall own or lease, as specified, all its assets, tangible and intangible, real and personal (collectively, the "Assets"), free and clear of all encumbrances, mortgages, pledges, liens, security interests, obligations and liabilities other than the Continuing Liabilities (as defined in paragraph 1.4), which Assets shall include, without limitation, the following:

                 (1) All tangible personal property, medical and other equipment, machinery, data processing hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property of every description and kind and all replacement parts therefor used in connection with the Business including, without limitation, the items listed on Exhibit 1.2(1) attached hereto (collectively, the "Equipment and Furnishings");

                 (2) All inventory of goods and supplies used or maintained in connection with the Business reflected on the Financial Statements (collectively, the "Inventory");

                 (3)      All accounts and notes receivables (the
"Receivables");

                 (4) All cash, bank accounts (as listed by name and address of banking institution, account name and account and routing numbers on
Exhibit 1.2(4) attached hereto), money market accounts, other accounts, certificates of deposit and other investments of the Company (the "Cash and Cash Equivalents");

                 (5) All patient, medical, personnel, corporate and other records related to the Business (including both hard and microfiche copies), and all manuals, books and records used in operating the Business, including, without limitation, personnel policies and files and manuals, accounting records, and computer software;

                 (6) To the full extent transferable, all licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises necessary to operate and conduct the Business, together with assignments thereof, if required, and all waivers which the Company currently has, if any, of any requirements pertaining to such licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises;

                 (7) All goodwill, and, to the extent assignable by the Company, all warranties (express or implied) and rights and claims related to the Assets or the operation of the Business;

                 (8)      All prepaid expenses reflected on the Financial
                          Statements;

                 (9) Contract and leasehold rights and interests pursuant to contracts for purchase or lease of personal property, construction contracts, contracts for purchase, sale or lease of equipment, goods or services currently furnished or to be furnished in connection with the Business and that are approved by Buyer (as such term is defined herein);

                 (10) All intangible or intellectual property owned, leased, licensed or possessed by either the Company or the Shareholders and utilized in connection with the Business, including without limitation, the name "Penn Oxygen Services, Inc.," and derivatives thereof, to the extent the Company or any Shareholder has rights in or to each such name; and

                 (11) All right, title and interest in and to all of the land and real estate owned or leased by the Company, except as noted in paragraph 1.3, as listed in Exhibit 1.2(11) attached hereto and in and to all structures, improvements, fixed assets and fixtures including fixed machinery and fixed equipment situated thereon or forming a part thereof (collectively with the real estate noted in paragraph 1.3, the "Real Estate").

         1.3 Excluded Items. Immediately prior to conveyance of the Stock, Company shall convey to the Shareholders its fee simple interest in the Real Estate used in connection with the Business located at One McCormack Road, Pittsburgh, Pennsylvania and shall transfer to the Shareholders all debts, liabilities and other obligations of any nature whatsoever, whether known or unknown, contingent or otherwise, other than the Continuing Liabilities as specifically set forth in paragraph 1.4(1)(the "Excluded Items"). The parties acknowledge and agree that Shareholders and Company are not conveying to Buyer any of the Excluded Items and that, following Closing, neither Company nor Buyer will have any right, title, interest or obligation with respect to the Excluded Items other than a lease as tenant for the Real Estate at One McCormack Road, Pittsburgh, Pennsylvania.

         1.4     Continuing Contracts, Leases and Liabilities.

                 (1) At Closing, Company will retain and agree to pay or perform, as the case may be, only (a) those obligations constituting working capital liabilities incurred in the ordinary course of business existing on the Effective Date (as defined) other than long term interest bearing debt, which Company expressly elects to retain as specifically set forth on Exhibit 1.4 attached hereto, (b) those obligations constituting working capital liabilities incurred in the ordinary course of business on and after the Effective Date as described on Exhibit 1.4, other than long-term and interest bearing debt, and
(c) those obligations arising on and after the Effective Date under those Leases and Contracts (as defined in paragraph 4.12) except as expressly noted in Exhibit 4.12 (collectively, the "Continuing Liabilities").

                 (2) Buyer is not assuming any debt, liability or obligation of the Company or of Shareholders and, except for the Continuing Liabilities, it is expressly agreed and understood by each of the parties to this Agreement that after the Closing, Company shall not retain or be liable for, any debt, liability or obligation related to the operation of the Business prior to the Closing or of Shareholders of any type or description whatsoever, whether related or unrelated to the Stock, the Business or the transactions contemplated under this Agreement and that Shareholders shall be jointly and severally liable and responsible for the payment or performance, as the case may be, of the same. Notwithstanding any statement contained in this Agreement or otherwise seemingly to the contrary, Company shall not be obligated to retain (nor shall Buyer be directly or indirectly liable for) Continuing Liabilities pursuant to clause (a) of paragraph 1.4(1) in excess of, in the aggregate, Five Hundred Twenty-Five Thousand and No/100 Dollars ($525,000.00) (the "Continuing Liabilities Cap").

                 (3) In the event that Company elects to retain Continuing Liabilities in excess of the Continuing Liabilities Cap, then that portion of the Purchase Price (as such term is defined herein) payable by wire transfer at Closing shall be reduced on a dollar-for-dollar basis to the full extent of such excess. In the event the Continuing Liabilities are less than the Continuing Liabilities Cap, Buyer shall pay such difference to the Shareholders in immediately available funds at Closing, without interest.

         1.5 Delivery of Stock. Shareholders shall deliver to Buyer at Closing all stock certificates representing the Stock, duly endorsed for transfer or accompanied by duly executed stock powers. The Stock will be conveyed to Buyer fully paid and nonassessable with good and valid title, free and clear of all liens, charges, claims, liabilities, encumbrances, security interests, restrictive agreements, options, rights of others and imperfections of title of any nature whatsoever.


                            ARTICLE II. RECEIVABLES

         2.1 Collection of Receivables. After Closing, Company will proceed to collect the Receivables. Shareholders shall provide such assistance in the collection process as Company or Buyer may reasonably request. If, within 180 days following Closing, Buyer and Company have collected less than the amount of the Receivables reflected in the Interim Financial Statements (as such term is defined in paragraph 4.4(1)) in excess of the reserves set forth therein, (a) Shareholders shall, jointly and severally, promptly pay Buyer, or the Purchase Price shall be reduced by, the amount of such shortfall, and (b) Shareholders agree, jointly and severally, to prepare at their cost revised historical financial statements pertaining to the applicable pre-Closing period and reflecting the impact of the less-than-anticipated collections.


                          ARTICLE III. PURCHASE PRICE

         3.1 Purchase Price. The purchase price payable by Buyer to Shareholders for the Stock and in consideration for the agreements contained herein, including the agreements contained in Article XIV hereof, shall be Six Million Seven Hundred Seventy-Four Thousand and No/100 Dollars ($6,774,000.00) (the "Purchase Price"). The Purchase Price shall be subject to adjustment as set forth in this Agreement and shall be payable at

Closing to the Shareholders in the respective amounts set forth in the Closing Statement delivered at Closing and in the following manner:

                 (1) Three Hundred Thousand and No/100 Dollars ($300,000.00) by a non-negotiable, unsecured promissory note (the "Note"), the form of which is attached hereto as Exhibit 3.1(1); and

                 (2) Four Hundred Fifty-Six Thousand Three Hundred Twenty and No/100 Dollars ($456,320.00) (the "Escrowed Funds) by deposit of good funds by wire transfer into an interest earning escrow account pursuant to the terms of an escrow agreement (the "Escrow Agreement"), the form of which is attached hereto as Exhibit 3.1(2); and

                 (3) The remainder, currently estimated to be Six Million Seventeen Thousand Six Hundred Eighty and No/100 Dollars ($6,017,680.00), in immediately available funds at Closing by wire transfer. If the Company retains Continuing Liabilities pursuant to clause (a) of paragraph 1.4(1) in excess of the Continuing Liabilities Cap, this portion of the Purchase Price will be reduced by the amount of such excess, and if the Company retains Continuing Liabilities pursuant to clause (a) of paragraph 1.4(1) of less than the Continuing Liabilities Cap, this portion of the Purchase Price will be increased by the amount of the shortfall.

         3.2 Interest Constituting Additional Purchase Price. In addition to the Purchase Price described in paragraph 3.1, Buyer shall deliver to Shareholders, in cash at Closing, interest on that portion of the Purchase Price noted in paragraphs 3.1(1) ($300,000.00) and 3.1(3) (up to but not in excess of $6,017,680.00) at the rate of seven percent (7%) per annum from the Effective Date through Closing. In addition, Buyer shall also deposit into escrow pursuant to the Escrow Agreement interest on that portion of the Purchase Price noted in Paragraph 3.1 (2) at the foregoing rate and for the foregoing period.

         3.3 Earn-Out. (1) Buyer shall pay to Shareholders up to One Million Three Hundred Seventy-Six Thousand and No/100 Dollars ($1,376,000.00) as additional Purchase Price for the Stock if the Company achieves, for the six
(6) month period beginning October 1, 1996 and ending March 31, 1997, a gross margin in excess of One Million Eight Hundred Four Thousand One Hundred and No/100 Dollars ($1,804,100.00). The amount of the earn-out shall be the product of the excess of the Company's gross margin for such six (6) month period (the "Gross Margin") over One Million Eight Hundred Four Thousand One Hundred and No/100 Dollars ($1,804,100.00) multiplied by 8.03; provided, however, that in no event will the earn-out payment exceed One Million Three Hundred Seventy-Six Thousand and No/100 Dollars ($1,376,000.00).

                 (2) For purposes of this paragraph 3.3, "Gross Margin" is defined as net revenues of the Company less bad debt expense and less cost of sales for the six-month period; and "cost of sales" will be determined according to the classifications reflected in the Company's Interim Financial Statements dated August 31, 1996.

                 (3) Buyer will prepare the financial statements of the Company for the six (6) month period ended March 31, 1997 in accordance with generally accepted accounting principals and the policies set forth in Exhibit
3.3 attached hereto. Buyer will deliver such financial statements to the Shareholders on or before April 30, 1997. Buyer will also provide to Shareholders access to all documentation created in the preparation of the financial statements. If Shareholders dispute the Gross Margin of the Company as reflected in the financial statements prepared by Buyer, they must provide Buyer written notice setting forth in reasonable detail the nature of the dispute and deliver the same within fifteen (15) days of delivery of the financial statements by Buyer. If no such notice is timely delivered, the Shareholders will be deemed to have accepted the financial statements as accurate. If such a notice is delivered, then for a period of thirty (30) days after receipt of such notice the parties will attempt in good faith to settle the dispute. If they are unable to settle the dispute, the unresolved issue or issues will be settled by a "Big 6" independent certified public accounting firm jointly selected by Shareholders, on the one hand, and Buyer, on the other hand, who shall share equally the expenses of such engagement. In such event, determination by the accounting firm will be deemed final and conclusive. Once final determination of the Gross Margin amount is made, either by agreement of the parties or by determination of a duly selected accounting firm, Buyer shall pay Shareholders whatever earn-out is due under this paragraph 3.3, if any, within five (5) business days.


                 ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF
                                THE SHAREHOLDERS

         As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Shareholders hereby jointly and severally represent and warrant to Buyer, which representations and warranties shall be true and correct on the date of Closing, as follows:

         4.1 Organization, Qualification and Authority. Company is a corporation duly organized, validly existing and in good standing in the State of Pennsylvania. Since the date of its organization and incorporation, Company has observed and operated within the corporate formalities of the jurisdiction in which it is incorporated and has observed and complied with the general corporation law of such jurisdiction, except where the failure to do so would not have a material adverse effect on the Company or Business. Company has full power and authority to own, lease and operate its facilities and assets as presently owned, leased and operated and to carry on its business as it is now being conducted; provided, however, that Company is not qualified to do business in the State of West Virginia, and any fines or penalties arising from such failure prior to Closing shall be the responsibility of Shareholders. Company owns no capital stock, security, interest or other right, or any option or warrant convertible into the same, of any corporation, partnership, joint venture or other business enterprise. Company and Shareholders have the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, to consummate the transactions contemplated on the part of each such party hereunder, and to take all actions necessary, in their respective capacities, to permit or approve the actions of Company and Shareholders taken in connection with this Agreement. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Company and Shareholders, have been duly authorized by all necessary action on the part of such parties. This Agreement and all other agreements and documents executed in connection herewith by Company and/or Shareholders, upon due execution and delivery thereof, shall constitute the valid and binding obligations of Company and/or Shareholders, as the case may be, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         4.2 Capitalization and Stock Ownership. Except for Shareholders and, indirectly, their spouses, no other person or entity owns or holds, has any interest in, whether legal, equitable or beneficial, or has the right to purchase, any capital stock or other security of Company. Notwithstanding anything to the contrary contained in paragraph 4.1 or this paragraph 4.2, the representations and warranties of an individual Shareholder as to the right, power and capacity of the other Shareholder are made to the best knowledge of such Shareholder. The Stock, being 10,000 shares, $1.00 par value, of common stock constitutes all issued and outstanding securities of Company, is duly authorized, validly issued, fully paid and nonassessable, and is owned free and clear of any liens, charges, encumbrances, security interests, pledges or any other restrictions whatsoever. At Closing, Company shall have no outstanding subscriptions, options, warrants, calls, contracts, convertible securities or other instruments, agreements or arrangements of any nature whatsoever under which Company is obligated or compelled to issue any capital stock, security or interest of any kind, or to transfer or modify any right with respect to any capital stock, security or other interest, and no one has any preemptive rights, right of first refusal or similar rights with respect to the Stock or any equity interest in Company. Neither Company nor Shareholders are a party to any, and there exist no, voting trusts, stockholder agreements, pledge agreements or other agreements relating to or restricting the transferability of any shares of the Stock or equity interests of Company. The Stock has been issued in accordance with all applicable federal and state securities laws.

         4.3     Absence of Default.   The execution, delivery and consummation
of this Agreement, and all other agreements and documents executed in connection herewith by Company and Shareholders will not constitute a material violation of, or be in material conflict with, will not, with or without the giving of notice or the passage of time, or both, result in a material breach of, constitute a material default under, create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability affecting Company or its Business or rights in the Stock, result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Stock, or otherwise materially adversely affect Buyer, Company or the Business under: (a) any term or provision of the Charter or Bylaws of Company; (b) any contract, lease, purchase order, agreement, document, instrument, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Company and/or any Shareholders is a party or by which Company, any Shareholder, Stock or the Assets are bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority; or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Company, any Shareholder, Stock and/or the Assets are subject.

         4.4     Financial Statements.

                 (1) Attached hereto as Exhibit 4.4 are true and correct copies of Company's audited balance sheet as of December 31, 1995, and its audited income statements for the year then ending (the "Fiscal Year Financial Statements"), and the interim unaudited balance sheet and income statement of Company for the eight (8) month period ended August 31, 1996 (the "Interim Financial Statements" which with the Fiscal Year Financial Statements shall be the "Financial Statements"). Except as set forth in Exhibit 4.4 attached hereto, the Financial Statements are based on the books and records of Company and present fairly, in compliance with generally accepted accounting principles, the financial position of Company as of, and the results of its operations for, the periods specified.

                 (2) Shareholders shall fully and readily cooperate with Buyer in Buyer's attempt to perform an audit of Company for any period prior to Closing not already audited.

         4.5     Operations Since December 31, 1995 .  Except as set forth in
Exhibit 4.5 attached hereto, since December 31, 1995 there has been no:

                 (1) material change in the condition, financial or otherwise, which has, or could reasonably be expected to have, an adverse effect on any of the Assets, the Business or future prospects of the Business, or in the results of the operations of the Company;

                 (2) loss, damage or destruction of or to any material portion of the Assets, whether or not covered by insurance;

                 (3) sale, lease, transfer or other disposition by Company of, or mortgages or pledges of or the imposition of any lien, charge or encumbrance on, any portion of the

Assets, other than the Excluded Real Estate and those transfers made in the ordinary course of business;

                 (4) increase in the compensation payable by Company, other than in the ordinary course of business, to any of its Shareholders, employees, directors, independent contractors or agents, or increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements made to, for or with the employees, directors, independent contractors or agents of Company;

                 (5) cumulative net operating loss incurred in the operation of the Business;

                 (6) adjustment or write-off of Receivables or reduction in reserves for Receivables outside of the ordinary course of business;

                 (7) material change in the accounting methods or practices employed by Company or change in adopted depreciation or amortization policies;

                 (8) issuance or sale by Company, or contract or other commitment entered into by Company or Shareholders for the issuance or sale, of any shares of capital stock or securities convertible into or exchangeable for capital stock of Company;

                 (9) payment by Company of any dividend, distribution or extraordinary or unusual disbursement or expenditure or intercompany payable;

                 (10) sale, transfer, pledge, mortgage or other disposition of any of the Stock or the Assets (except inventory and equipment held for rent in the ordinary course of business and consistent with Company's past practice); or merger, consolidation or similar transaction;

                 (11) other than as set forth in the Interim Financial Statements, security interest, guarantee or other encumbrance, or other than in the ordinary course of business, obligation or liability, in each case whether absolute, accrued, contingent or otherwise, or whether due or to become due, incurred or paid by Company to any person or entity; or the making by Company of any loan or advance to, or an investment in, any person or entity;

                 (12) strike, work stoppage or other labor dispute adversely affecting the Business; or

                 (13) termination, waiver or cancellation of any material rights or material claims of Company, under contract or otherwise.

         Further, since the Effective Date, neither the Shareholders nor any of their family members or affiliates has received any compensation, benefits or distributions from Company, whether as salary, bonus, fees, dividends or any other form of compensation, which is greater than the amount of compensation and benefits contemplated for each pursuant to the agreements referenced in paragraphs 9.7 and 9.13.

         4.6 Absence of Certain Liabilities. Except as set forth in the Interim Financial Statements, Company has, and as of the Closing will have, no contingent liabilities or obligations.

         4.7 Employment Discrimination. There is not pending or, to the best knowledge of the Company or Shareholders, threatened, any claim, action or proceeding against Company (or any officer, director, employee, agent or Shareholder of Company) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, or the Americans With Disabilities
Act).

         4.8     Licenses and Permits.

                 (1) Company has all local, state and federal licenses, permits, registrations, certificates, contracts, consents, accreditations and approvals (collectively, the "Licenses and Permits") necessary for Company to occupy, operate and conduct the Business. There is no default on the part of
Company under any of the Licenses and Permits.   There exists no grounds for
revocation, suspension or limitation of any of the Licenses or Permits. Copies of each of the Licenses and Permits are attached to and listed on Exhibit 4.8(1) attached hereto. The most recent licensure surveys, deficiency reports and plans of correction related to each of these items has also been included in Exhibit 4.8(1). Company is, and at the time of Closing will be, licensed by the regulatory bodies listed on Exhibit 4.8(1). No written notices have been received by Company or Shareholders with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses and Permits.

                 (2) Company is not required to have any certificates of need or similar authorizations in order to operate the Business.

                 (3) Each employee of Company has all Licenses and Permits required for each such employee to perform such employee's designated functions and duties for Company in connection with conducting the Business, and there exists no waivers or exemptions relating thereto. To the best knowledge of the Company and Shareholders, there is no default under, nor, to the best knowledge of the Company and Shareholders, does there exist any grounds for revocation, suspension or limitation of, any such Licenses and Permits.

                 (4) Company is duly accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") to operate and conduct the Business. Included in Exhibit 4.8(4) attached hereto are the certificates of accreditation issued by the JCAHO, and copies of the most recent JCAHO accreditation survey report, including a list of deficiencies, if any.

         4.9     Medicare, Medicaid and Other Third-Party Payors.

                 (1) Company participates in the Medicare and Medicaid Programs (collectively, the "Programs"). A list of and copies of its existing Medicare and Medicaid contracts and other documentation evidencing such participation (collectively, the "Program Agreements") are included in Exhibit
4.12 attached hereto. Company is, and will be at the time of Closing, in material compliance with all of the terms, conditions and provisions of the Program Agreements.

                 (2) No notice of any offsets against future reimbursements under or pursuant to the Programs has been received by either Company or Shareholders, nor, to the best knowledge of the Company and Shareholders, is there any basis therefor. There are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to recoup past or present reimbursements with respect to the Programs. Company has not been subject to or, to the best knowledge of the Company and Shareholders, threatened with loss of waiver of liability for utilization review denials with respect to the Programs during the past twelve (12) months, nor has either Company or Shareholders received notice of any pending, threatened or possible decertification or other loss of participation in, any of the Programs.

                 (3) Company currently has contractual arrangements with Blue Cross and other third party Payors. A list of and copies of its existing Blue Cross contract(s) and other third party payor contract(s) are included in
Exhibit 4.12 attached hereto. Company is, and will be at the time of Closing, in full compliance with all of the material terms, conditions and provisions of such contracts.

                 (4) All liabilities and contractual adjustments of Company under any third party payor or reimbursement programs have been properly reflected and adequately reserved for in the Financial Statements. In the event that, following Closing, Company suffers any offsets against any reimbursement under any third-party payor or reimbursement programs due to Buyer or Company relating to the periods on or prior to the Closing, then Shareholders shall immediately pay to Company the amounts so offset, with interest at a rate equal to seven percent (7%) per annum from the escrow account; provided, however that Buyer shall bear the risk of offset as to operations from the

Effective Date through Closing so long as such offsets are not caused by the willful acts or omissions, or gross negligence, of Shareholders, Company and/or their respective employees, representatives or agents. Buyer acknowledges that Shareholders have the right to review documentation regarding any offsets for which they are responsible and to contest the same in good faith. In the event Shareholders successfully contest any such offsets, Buyer shall promptly pay Shareholders an amount equal to any funds or credits received as a direct result of such contest, less the amount of any reimbursements, including interest, due Buyer from Shareholders and not properly paid.

         4.10    [OMITTED]

         4.11    Title to Assets.

                 (1) Company is the sole legal and beneficial owner of the personal property included in the Assets, free and clear of all security interests, liens, leases, covenants, assessments, options, rights of refusal, restrictions, reservations, defects in the title, and other encumbrances, except as set forth in the Leases and Contracts. The Assets are all the assets set forth on the Interim Financial Statements or used in the operation of the Business.

                 (2)      The descriptions of the Real Estate contained in
Exhibit 1.2(11) are accurate and, along with the Excluded Items, include all real property and used in connection with the Business or set forth on the Interim Financial Statements. Company owns no Real Estate other than the parcel described in paragraph 1.3. Company is in lawful possession of all of the Real Estate, including, without limitation, the buildings, structures and improvements situated thereon and appurtenances thereto, in each case free and clear of all mortgages, liens and other encumbrances or restrictions that are related to or impair the Assets or the Business. Additionally, the execution of the Lease referenced in paragraph 9.9, when coupled with the conveyance of the Stock to Buyer as contemplated by the terms of this Agreement, will vest in Buyer, either directly or indirectly through Company, the lawful right to possess and use the Real Estate, superior in right to all others.

         4.12    Leases and Contracts.

                 (1) Exhibit 4.12 attached hereto sets forth a complete and accurate list of all contracts, including, without limitation, the Program Agreements, agreements, purchase orders, leases, subleases, options and commitments, oral or written, and all assignments, amendments, schedules, exhibits and appendices thereof, affecting or relating to the Business, Stock or any Asset or any interest therein, to which either Company and/or Shareholders are a party or by which Company, the Assets or the Business is bound or affected, including, without limitation, service contracts, management agreements, equipment leases and building leases pertaining to any part of the Real Estate, but excluding contracts terminable by the Company without liability or expense on sixty (60) days' notice or less which involve payment by or to the Company of either (i) less than $5,000.00 as to any one contract, or (ii) less than $10,000.00 as to any related group of contracts (collectively, the "Leases and Contracts"). Attached to Exhibit 4.12 are accurate and complete copies of all written Leases and Contracts and written summaries of key terms of all oral Leases and Contracts. Except for the Continuing Liabilities, all obligations under the Leases and Contracts shall be jointly and severally assumed by the Shareholders.

                 (2) None of the Leases and Contracts has been modified, amended, assigned or transferred and each is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

                 (3) No event or condition has happened or presently exists which constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by any party under any of the Leases and Contracts. There are no counterclaims or offsets under any of the Leases and Contracts.

                 (4) There does not exist any security interest, lien, encumbrance or claim of others created or suffered to exist on any interest created under any of the Leases and Contracts (except for those that result from or relate to leased Assets).

                 (5) No purchase commitment by Company is in excess of Company's ordinary business requirements.

                 (6) Conveyance to Buyer of the Stock will not default, alter or terminate any of the Leases and Contracts, and Buyer, directly or through Company, will be entitled to all rights thereunder.

         4.13    Environmental Matters.

                 (1) Hazardous Substances. As used in this Paragraph, the term "Hazardous Substances" means any hazardous or toxic substances, materials or wastes, including but not limited to those substances, materials, and wastes defined in Paragraph 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or which are regulated under any other Environmental Law (as such term is defined herein), and any of the following: hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances (other than naturally occurring materials in place), flammables and explosives.

                 (2) Compliance with Laws and Regulations. All operations or activities upon, or any use of occupancy of the Real Estate by Company and any Affiliates of Company (wherein the term "Affiliates" shall mean any person or entity controlling, controlled by or under common control at any time with Company, and the term "control" shall mean the power, directly or indirectly to direct the management or policies of such person or entity), or, to the knowledge of Company and Shareholders without the benefit of inquiry, any tenant of Company, of the Real Estate is and has been in material compliance with any and all laws, regulations, orders, codes, judicial decisions, decrees, licenses, permits and other applicable requirements of governmental authorities with respect to Hazardous Substances, pollution or protection of human health and safety (collectively, "Environmental Laws"), including but not limited to the release, emission, discharge, storage and removal of Hazardous Substances. The Company and Affiliates have kept the Real Estate free of any lien imposed pursuant to Environmental Laws. To the knowledge of Company and Shareholders without the benefit of inquiry, all prior owners, operators and occupants of the Real Estate complied with Environmental Law. Except for uses and storage or presence of Hazardous Substances reasonably necessary or incidental to the customary operation of a business similar to the Business, as appropriate which, if required, was duly licensed or authorized by appropriate governmental authorities or otherwise permitted by Environmental Law, and which complies with Environmental Law:

                          (a)     Neither Company nor its Affiliates have
allowed the use, generation, treatment, handling, manufacture, voluntary transmission or storage of any Hazardous Substances on the Real Estate.

                          (b)     Neither Company nor its Affiliates have
installed or permitted to be installed, in or on the Real Estate friable asbestos or any substance containing asbestos in condition or amount deemed hazardous by Environmental Law.

                          (c)     Company has not at any time engaged in or
permitted any dumping, discharge, disposal, spillage, or leakage (whether legal or illegal, accidental or intentional) of such Hazardous Substances, on the Real Estate that would subject the Real Estate or Buyer to clean-up obligations imposed by governmental authorities.

                          (d)     None of the Real Estate, nor Company, nor, to
the knowledge of Company and Shareholders without the benefit of inquiry, any present owner or operator of the Real Estate (i) has either received or been issued a notice, demand, request for information, citations, summons or complaint regarding an alleged failure to comply with Environmental Law, or
(ii) is subject to any existing, pending, or, to the best knowledge of Company or Shareholder, threatened investigation or inquiry by any governmental authority for noncompliance with, or any remedial obligations under Environmental Law. Company has not assumed any liability of a third party for clean-up under or noncompliance with Environmental Law.

                          (e)     Neither the Company nor its Affiliates have
transported or arranged for the transportation of any Hazardous Substances to any location which is listed or, to the knowledge of Company and Shareholders without the benefit of inquiry, proposed for listing under Environmental Law or is the subject of any enforcement action, investigation or other inquiry under Environmental Law.

                          (f)     To the best knowledge of Seller and
Shareholders, there are currently no underground storage tanks on the Real Estate. Company has furnished (or prior to Closing will furnish) to Buyer a copy of any environmental audit, study, report, certificate or other analysis on the Real Estate, which Company or its Affiliates obtained or was furnished.

         4.14 Miscellaneous Representations Relating to Real Estate. To the best knowledge of Company and Shareholders, none of the Real Estate is in violation of any zoning, public health, building code or other similar laws applicable thereto or to the ownership, occupancy and/or operation thereof, nor does there exist any waivers or exemptions relating to the Real Estate with respect to any non-conforming use or other zoning or building codes matters.
To the best knowledge of Company and Shareholders, no part of the Real Estate is currently subject to condemnation proceedings and no condemnation or taking is threatened or contemplated. There are no facts known to either Company or Shareholders that would adversely affect the possession, use or occupancy of the Real Estate. All utilities serving the Real Estate are adequate to operate the Real Estate in the manner it is currently operated.

         4.15 Litigation. There are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries, proceedings or written notices of violation of any law, rule, regulation, ordinance or order of any court or governmental agency (including, without limitation, legislation and regulations applicable to the Medicare and Medicaid programs, environmental protection, civil rights, public health and safety and occupational health) pending or, to the best knowledge of Company or Shareholders, threatened involving Company, Shareholders, Stock, any of the Assets or the Business.

         4.16    Company Employees.  Exhibit 4.16 attached hereto sets forth:
(a) a complete list of all of the Company's employees, and rates of pay, (b) true and correct copies of any and all fringe benefits and personnel policies,
(c) the employment dates and job titles of each such person, (d) categorization of each such person as a full-time or part-time employee of Company and (e) a list of all ex-employees of Company utilizing or eligible to utilize COBRA (health insurance). For purposes of this paragraph, "part-time employee" means an employee who is employed for an average of fewer than twenty hours per week or who has been employed for fewer than six (6) of the twelve (12) months preceding the date on which notice is required pursuant to the "Worker Adjustment and Retraining Notification Act" ("WARN"), 29 U.S.C. Section 2102 et seq. Except as provided in Exhibit 4.12, Company has no employment agreements with its employees and all such employees are employed on an "at will" basis. Company has adequately accrued all salaries and wages, related payroll taxes and all sick leave, holiday, vacation benefits, retirement and other fringe benefits that have accrued to Company employees through the Closing Date, including related payroll taxes.

         4.17 Labor Relations. Company is not a party to any labor contract, collective bargaining agreement, contract, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates Company to compensate Company's employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization. There is no pending or, to the best knowledge of Company and Shareholders, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between Company and any present or former employee(s) of Company. Except as set forth in Exhibit 4.17 attached hereto, there is no pending or, to the best knowledge of Company and Shareholders, threatened suit, action, investigation or claim between Company and any present or former employee(s) of Company. To the best knowledge of Company or Shareholders, there has not been any labor union organizing activity at any location of Company, or elsewhere, with respect to Company's employees within the last three years.

         4.18 Insurance. Company has in effect and has continuously maintained for the past four (4) years insurance coverage for all of its operations, personnel and assets, and for the Assets and the Business. A complete and accurate list of all such insurance policies is included in
Exhibit 4.12. Exhibit 4.18 attached hereto sets forth a summary of Company's current insurance coverage (listing type, carrier and limits), and includes a list of any pending insurance claims relating to Company. Shareholders agree, jointly and severally, to indemnify and hold Buyer and Company harmless from and against such pending insurance claims to the extent such claims are not satisfied by Company's insurance policies. Company is not in default or breach with respect to any provision contained in any such insurance policies, nor has Company failed to give any notice or to present any claim thereunder in due and timely fashion, which default, breach or failure would have a material adverse effect on the ability to collect under, or enforce the terms of, such policies.

         4.19 Broker's or Finder's Fee. Shareholders acknowledge and agree that they are being represented by Paragon Ventures, Inc. and Shareholders shall be solely liable for the payment of any fees and expenses to Paragon Ventures, Inc. in connection with the transaction contemplated under this Agreement.

         4.20    Conflicts of Interest.  Except for the lease described in
Section 9.9, none of the following is either a supplier of goods or services to Company, or directly or indirectly controls or is a director, officer, employee or agent of any corporation, firm, association, partnership or other business entity that is a supplier of goods or services to Company: (a) any Shareholder,
(b) any director or officer of Company, or (c) any entity under common control with Company or controlled by or related to Shareholders.

         4.21 Intellectual Property. All trademarks, service marks, trade names, patents, inventions, processes, copyrights and applications therefor, whether registered or at common law (collectively, the "Intellectual Property"), owned by Company are listed and described in Exhibit 4.21 attached hereto. No proceedings have been instituted or are pending or, to the best knowledge of Company and Shareholders, threatened which challenge the validity of the ownership by Company of any such Intellectual Property. Company has not licensed anyone to use any such Intellectual Property, and neither Company nor Shareholders have any knowledge of the use or the infringement of any of such Intellectual Property by any other person. Company owns or possesses adequate and enforceable licenses or other rights to use all Intellectual Property now used in the conduct of its Business.

         4.22 Inventories. The Inventory is of a quality and quantity previously used by Company in the ordinary course of business determined and valued consistent with Company's past practice. The Inventory is properly valued at the lower of cost or market value on a first-in/first-out basis in accordance with generally accepted accounting principles consistently applied. Since the date of the Interim Financial Statements, Company has not decreased or substituted its items of Inventory other than in the ordinary course of business.

         4.23 Motor Vehicles. All motor vehicles used in the Business, whether owned or leased, are listed in Exhibit 1.2(1) attached hereto. All such vehicles are properly licensed and registered in accordance with applicable law.

         4.24    Employee Benefit Plans.

                 (1) Welfare Benefit Plans. Exhibit 4.24(1) attached hereto contains a true, accurate and complete list of each "employee welfare benefit plan" (as defined in Paragraph 3(1) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA")) maintained by Company or to which Company contributes or is required to contribute (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans"). Copies of all Welfare Benefit Plans have previously been provided to Buyer.

                 (2) Pension Benefit Plans. There is no "employee pension benefit plan" (as defined in Paragraph 3(2) of ERISA) maintained by Company, to which Company contributes or is required to contribute, or which covered employees of Company during the period of their employment with any predecessor of Company, including any multi-employer pension plan as defined under Internal Revenue Code of 1986, Paragraph 414(f).

                 (3) Liabilities; Termination of Participation. There are no unfunded liabilities under any Welfare Benefit Plan. Neither Buyer nor Company shall be liable or responsible for any claim, debt, obligation, responsibility or liability under any such plans, whether arising before or after Closing. Upon Closing, Company shall cease to be a participating employer under all Welfare Benefit Plans maintained by Company, and any such action by Company shall in no way diminish Shareholders' obligations to indemnify Buyer with respect to all such plans.

         4.25 Compliance with Healthcare and Other Laws. Neither Company nor Shareholders have made any kickback, bribe or payment to any person or entity, directly or indirectly, for referring, recommending or arranging business or patients with, to or for Company which action could have a material adverse effect on the Business. None of the Leases and Contracts and no activity of Company or Shareholders violates Paragraph 1877 of the Social Security Act or any similar provision of applicable state law in any material respect. None of the Leases and Contracts and no activity of Company or Shareholders violates provisions of applicable state law relating to the corporate practice of medicine in any material respect. Company is in compliance (without obtaining waivers, variances or extensions) with all federal, state and local laws, rules and regulations which relate to the operations of the Business, except where the failure to be in compliance would not have a material adverse effect on the Business. No Pennsylvania bulk sales or similar statute applies to the transactions contemplated under this Agreement. All healthcare, tax and other returns, reports, plans and filings of any nature required to be filed by Company or Shareholders with any federal, state or local governmental authorities and any third party payors have been properly completed, except where the failure to be so completed or filed could not have a material adverse effect on the Business, and timely filed in compliance with all applicable requirements. Each return, report, plan and filing contains no materially untrue or misleading statements and does not omit anything which could cause it to be misleading or inaccurate in any material respect.

         4.26 Condition of Assets. The Equipment and Furnishings are all of the "Equipment" reflected on the Interim Financial Statements, other than those items sold and replaced in the ordinary course of business. Except for the Excluded Items, the Assets comprise all of the following: all assets owned by the Company and all assets used in connection with the Business and any related businesses. Except as described on Exhibit 4.26 attached hereto, all components of all of the Equipment and Furnishings are in good working order, ordinary wear and tear excepted. The Company has received no written recommendation from any insurer to repair or replace any of the Assets with
which the Company has not complied.   Since December 31, 1995, the Business has
been operated
in conformity with the methods and procedures observed and utilized during the two year period immediately preceding December 31, 1995.

         4.27 WARN Act. Since ninety (90) days prior to Effective Date, Company has not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, as such terms are used in WARN.

         4.28 Tax Returns; Taxes. Neither Pennsylvania, West Virginia nor any municipalities or other subdivisions thereof impose any ad valorem taxes, transfer taxes or similar assessments in connection with any of the transactions contemplated hereunder. Company and Shareholders have filed all federal, state and local tax returns and tax reports required by such authorities to be filed as of the time of Closing. Company and Shareholders have paid all taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due as of the time of Closing (including, without limitation, taxes on properties, income, franchises, licenses, sales and payrolls) by any federal, state or local authority. Additionally, the reserves for taxes reflected in the Financial Statements are adequate to cover all tax liabilities accrued as of the respective dates thereof. There is no pending tax examination or audit of, nor any action, suit, investigation or claim asserted or, to the best knowledge of Company and Shareholders, threatened against Company or Shareholders by any federal, state or local authority; and Company and/or Shareholders have not been granted any extension of the limitation period applicable to any tax claims.

         4.29 No Omissions or Misstatements. None of the information included in this Agreement and Exhibits hereto, or other documents furnished or to be furnished by Shareholders or Company, or any of its representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Copies of all documents referred to in any Exhibit hereto have been delivered or made available to Buyer and constitute true, correct and complete copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder.

               ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Shareholders and Company to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer hereby represents and warrants to Shareholders and Company, which representations and warranties shall be true and correct on the date of Closing, as follows:

         5.1 Organization, Qualification and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee.

Buyer has the full corporate power and authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Buyer has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereunder. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer has been duly authorized by all necessary corporate action on the part of Buyer.
No other action on the part of Buyer or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, shall constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         5.2 Absence of Default. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets (except in the ordinary course pursuant to Buyer's existing credit agreement) under: (a) any term or provision of the Certificate of Incorporation or Bylaws of Buyer; (b) any contract, lease, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Buyer is a party or by which Buyer is bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority, or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Buyer is subject.

         5.3 Broker's or Finder's Fee. Buyer has not employed and is not liable for the payment of any fee to any finder, broker, government official, consultant or similar person in connection with the transactions contemplated under this Agreement.

         5.4 Taxes. Neither Tennessee nor any of its municipalities or other subdivisions impose any ad valorem taxes, transfer taxes or similar assessments in connection with any of the transactions contemplated hereunder.

         5.5 No Omissions or Mistatements. None of the information included in this Agreement or other documents furnished or to be furnished by Buyer or any of its representatives contains an untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Buyer has furnished to Shareholders true and complete copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996 (collectively, the "SEC Reports") as such reports were filed with the Securities and Exchange Commission ("SEC"). Each of the SEC Reports, at the time it was filed with the SEC, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since June 30, 1996 there has been no material adverse change in the operation of the business of the Buyer, taken as a whole, which would necessitate any filings with the SEC.


                        ARTICLE VI. COVENANTS OF PARTIES

         6.1 Preservation of Business and Assets. From the Effective Date until the Closing, Company and Shareholders shall use their best efforts and shall do or cause to be done all such acts and things as may be necessary to preserve, protect and maintain intact the operation of the Business and Assets as a going concern consistent with prior practice and not other than in the ordinary course of business, to preserve, protect and maintain for Buyer the goodwill of the suppliers, employees, clientele, patients and others having business relations with Company or the Business. Company shall use its best efforts to retain its employees in their current positions up to Closing. Buyer, Company and Shareholders shall use their best efforts to facilitate the consummation of the transactions contemplated under this Agreement. Until termination of this Agreement, Company and Shareholders will not sell or transfer, or negotiate the sale or transfer of, either the Assets or Stock of Company, provided however, Company may transfer Excluded Items Shareholders. From the Effective Date until the Closing, Company shall pay no dividend, and shall make no distribution or extraordinary payment to Shareholders or any third party or pay any intercompany payable and, other than in the ordinary course of business, Company will not sell, discard or dispose of any of the Assets. None of the Leases and Contracts shall be amended in any material respect between the date hereof and Closing without the prior written consent of Buyer. From the Effective Date until Closing, Company and any party in possession of all or any part of the Assets will maintain and keep the Assets in a sanitary, well-maintained condition and in good order and repair, ordinary wear and tear excepted.

         6.2 Absence of Material Change. From the Effective Date until the Closing, neither Company nor Shareholders shall make any change in the Business or and in the utilization of the Assets and shall not enter jointly or separately into any other material contract or commitment or any other transaction with respect to the Business or the Assets without the prior written consent of Buyer.

         6.3     Access to Books and Records.

                 (1) From the date hereof until the Closing, Company and Shareholders shall give to Buyer and to Buyer's counsel, accountants and other representatives, full access to all of Company's offices, properties, books, contracts, commitments, records and affairs relating to the Stock, Assets or the Business so that Buyer may inspect and audit them. Copies of documents furnished to Buyer by Company and Shareholders will be returned by Buyer upon request if the transaction is not consummated.

                 (2) Following the Closing, Buyer shall permit Shareholders and their representatives, during normal business hours, to have reasonable access to, and examine and make copies of, all books and records of the Business which relate to transactions or events occurring prior to the Closing. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by Shareholders.

                 (3) Following the Closing, Shareholders shall permit Buyer and its representatives, to have access to, and examine and make copies of, any books and records relating to the Business, Stock or Assets which Shareholders are required by law to retain, if any, and which relate to transactions or events occurring prior to the Closing. For a period of five years after the Closing, Shareholders agree that, prior to the destruction or disposition of any such books or records, Shareholders shall provide not less than forty-five (45) days, nor more than ninety (90) days, prior written notice to Buyer of such proposed destruction or disposal. If Buyer desires to obtain any such documents or records, it may do so by notifying Shareholders in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Shareholders shall not destroy such documents or records and the parties shall then promptly arrange for the delivery of such documents or records to Buyer, its successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents or records shall be paid by Buyer.

                 (4) Shareholders shall cause Company's accounting firm to consent to the inclusion of the Financial Statements in any registration statements, private placement memoranda, and periodic reports, if any, necessary or appropriate in order to enable Buyer or its affiliates to comply with any applicable registration or reporting requirements of federal or state securities laws.

                 (5) After Closing, Shareholders shall cooperate with Buyer to permit it to conduct an audit of Company's financial statements for any period prior to Closing not already audited. Shareholders agree to cooperate with Buyer in Buyer's preparation of financial statements relating to such periods and Buyer's filing in a timely manner of registration statements, private placement memoranda and periodic reports, if any, pursuant to any applicable federal or state securities law.

         6.4 Medicare and Medicaid Reporting. Shareholders shall jointly and severally assume and be responsible for any liability incurred as a result of the improper filing of all reports and claims of every kind, nature or description required by law or by written or oral contract to be filed with respect to the purchase of services by third party payors, including, without limitation, Medicare, Medicaid and Blue Cross. Company has adequately accrued or reserved for all liabilities for contracted adjustments, discounts, refunds and other offsets in connection with the filing of such reports and claims up to the Effective Date; provided, however, that if any adverse adjustments or offsets regarding operations on or after the Effective Date are the result of the wilful acts or omissions, or gross negligence, of Company, Shareholders and/or either's employees, representatives and agents, Shareholders shall also be jointly and severally responsible for such adjustments and offsets as stipulated in paragraph 4.9(4). Shareholders shall be entitled to receive any refund or other benefit which may result for the filing of said reports and claims for operations up to the Effective Date, and Buyer shall likewise be so entitled beginning on the Effective Date.

         6.5 Current Return Filing. (1) Shareholders shall be responsible for the preparation and filing of the federal, state and local income tax and gross receipts and use tax returns which were due on or before the Closing. Buyer shall be responsible for the preparation and filing of all such returns which relate to periods subsequent to Closing. Buyers' and Shareholders' accountants will cooperate in the preparation of such returns for the stub period ending on the date of Closing (the "Stub Returns"). Shareholders' accountants will complete the Stub Returns and deliver them to Buyers' accountants for review at least fifteen (15) days prior to the applicable required filing dates. During such fifteen (15) day period, Buyers' accountants may review and comment on the Stub Returns. The Stub Returns will not be filed until approved by both accounting firms. The Stub Returns as filed will establish an effective tax rate for the stub period. This effective tax rate will be applied to the taxable income of the Company for the period from January 1, 1996 through August 31, 1996 to establish the aggregate 1996 tax liability which is the responsibility of the Shareholders (the "Shareholders' Tax Liability").

         (2) If Company writes off accounts deemed to be uncollectible in connection with fiscal year-end adjustments for the year ended December 31, 1996 and such write-offs exceed the average monthly write-offs periodically made by the Company throughout such fiscal year, the Shareholders' Tax Liability shall be reduced by an amount equal to eight-twelfths (8/12) of the tax benefit obtained by the Company as a result of the amount of the year-end write-offs which exceed such average monthly write-off. If the Shareholders' Tax Liability, as so adjusted, exceeds the tax liability of Company recorded on the Company's Interim Financial Statements and included in the Continuing Liabilities, the Shareholders shall, jointly and severally, pay the shortfall to Buyer within fifteen (15) days of the date of filing of the Stub Returns.
If the adjusted Shareholders' Tax Liability is less than the tax liability recorded on the Company's Interim Financial Statements and included in the

Continuing Liabilities, Buyer shall pay the difference jointly to the Shareholders within fifteen (15) days of the date of filing of the Stub Returns.

         6.6 Preserve Accuracy of Representations and Warranties. Shareholders and Company shall refrain from taking any action which would render any representation and warranty contained in Article IV hereof untrue, inaccurate or misleading as of Closing. Each Shareholder and Company will promptly notify Buyer of any lawsuit, claim, audit, investigation, administrative action or other proceeding asserted or commenced against Company or its directors, officers, or Shareholders, that may involve or relate in any way to Company, the Assets, Stock, Shareholders or the operation of the Business. Each Shareholder and Company shall promptly notify Buyer of any facts or circumstances that come to its attention and that cause, or through the passage of time may cause, any of Shareholders' or Company's representations, warranties or covenants to be untrue or misleading at any time from the date hereof to Closing.

         6.7 Maintain Books and Accounting Practices. From the date hereof until the Closing, Company shall maintain its books of account in the usual, regular and ordinary manner on a basis consistent with prior years and shall make no change in its accounting methods or practices.

         6.8 Indebtedness; Liens. Other than in the ordinary course of business as reflected in the Financial Statements, from the Effective Date until the Closing, with respect to the Stock and Assets, including the Business and operations conducted with the Assets, Company shall not create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for borrowed money, nor make any loan or advance to, or any investment in, any person or entity, nor create any lien, security interest, right or other encumbrance in any of the Assets, without Buyer's prior written approval.

         6.9 Compliance with Laws and Regulatory Consents. From the date hereof until the Closing, (a) Company shall comply with all applicable statutes, laws, ordinances and regulations, (b) Shareholders and Company shall use their reasonable efforts and shall cooperate fully with Buyer to obtain all consents, approvals, exemptions and authorizations of third parties, whether governmental or private, necessary to consummate the transactions contemplated by this Agreement, and (c) Shareholders and Company shall make and cause to be made all filings and give and cause to be given all notices which may be necessary or desirable on their part under all applicable laws and under their respective contracts, agreements and commitments in order to consummate the transactions contemplated under this Agreement.

         6.10 Maintain Insurance Coverage. From the date hereof until the Closing, Company shall maintain and cause to be maintained in full force and effect the existing insurance on the Assets and the operations of the Business and shall provide at Closing written evidence satisfactory to Buyer that such insurance continues to be in effect, that all premiums due have been paid, and that Buyer has been named additional insured since the Effective Date.

         6.11 No Sale, Merger or Consolidation. From the date hereof until the Closing, Shareholders shall not sell, pledge or transfer any of the Stock, and Company shall not sell all or substantially all of the Assets, or merge or consolidate with any other entity; neither shall solicit any inquiries, proposals or offers relating to any such transactions; and each such party shall promptly notify the Buyer orally, and confirm in writing, of all relevant details relating to inquiries, proposals or offers which either may receive relating to any of the matters referred to in this paragraph.

         6.12    Employment Agreements.    Buyer will negotiate with each of
Scott Fisher, David McCabe and Lisa Ann Palmisano regarding one year employment agreement between the respective parties; however, execution and delivery of such agreements will not be a condition to close the transactions contemplated hereunder.


                              ARTICLE VII. CLOSING

         7.1 Closing. If all of the conditions to Closing set forth in Articles VIII and IX hereof are satisfied, then the Closing shall occur on or by October 18,1996 at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee, or at such other time or place as the parties may mutually agree (the "Closing"). Upon consummation, the Closing shall be deemed to be effective and the transfer of the Assets shall be deemed to have occurred, as of 12:01 a.m. local time on September 1, 1996 (the "Effective Date"). In the event that Closing has not occurred by November 15, 1996, then any party not in default hereunder may terminate this Agreement without further obligation.


         ARTICLE VIII. COMPANY'S AND SHAREHOLDERS' CONDITIONS TO CLOSE

         The obligations of Company and Shareholders under this Agreement are subject to the satisfaction on or prior to Closing, of the following conditions (which may be waived in writing by Company or Shareholders, in whole or in part):

         8.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Buyer contained in this Agreement and in any certificate or document delivered pursuant hereto shall be deemed to have been made again at the Closing and shall then be true in all respects. Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

         8.2 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transaction herein contemplated, and no governmental agency or body or other entity shall have taken any other action or made any request of Company, Shareholders or Buyer as a result of which Company or Shareholders reasonably and in good faith deem that to proceed with the transactions hereunder may constitute a violation of law. The waiting periods specified under the Antitrust Improvements Act with respect to the transactions contemplated by this Agreement will have lapsed or been terminated.

         8.3 Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of (a) making the transactions contemplated by this Agreement illegal, or (b) otherwise preventing consummation of such transactions. There shall have been no United States federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably, directly or indirectly, result in any of the consequences referred to in this paragraph.

         8.4 Exhibits. The exhibits hereto will be completed to the mutual satisfaction of the parties.


                    ARTICLE IX. BUYER'S CONDITIONS TO CLOSE

         The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to Closing, of the following conditions (which may be waived in writing by Buyer, in whole or in part):

         9.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Shareholders and Company contained in this Agreement (including the Exhibits hereto) and in any certificate or document delivered pursuant hereto shall be deemed to have been made again at the Closing and shall then be true in all respects. Company and Shareholders shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at Closing.

         9.2 Regulatory Approvals. Buyer shall have obtained (a) certification for participation in the Medicaid Programs of the states where the Business is conducted, (b) certification from the appropriate agency of the federal government for participation in the federal Medicare Program, and (c) all other consents, licenses, permits, approvals, provider contracts, determinations or certificates of need necessary in the judgment of Buyer to acquire the Stock and operate the Assets and Business as contemplated hereunder.

         9.3 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transaction herein contemplated, and no governmental agency or body or other entity shall have taken any other action or made any request of Company, Shareholders or Buyer as a result of which Buyer reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law. The waiting periods specified under the Antitrust Improvements Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated.

         9.4 Inspection of Assets; U.C.C. Searches, etc. Buyer and its representatives shall have had and continue to have reasonable rights of inspection of the Business in connection with Buyer's due diligence review, and the results of Buyer's inspection and due diligence review shall be acceptable to it. Company and Shareholders shall have delivered to Buyer, at Shareholders' expense, all U.C.C. financing statement and title searches, local and central, including fixtures, and federal and state pending litigation, tax lien and judgment searches, with respect to Company, including all "DBA's," tradenames and fictitious names of Company, dated no more than ten (10) days prior to Closing.

         9.5 Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of (a) making the transactions contemplated by this Agreement illegal, (b) otherwise preventing consummation of such transactions, or (c) imposing material limitations on the ability of Buyer effectively to acquire and hold the Stock or Assets, to operate the Business, or, in any case, to exercise rights of ownership pursuant thereto. There shall have been no federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably result, directly or indirectly, in any of the consequences referred to in this paragraph.

         9.6     [OMIT]

         9.7 Cloonan Employment Agreement. Buyer and Susan Cloonan shall have entered into an employment agreement in the form attached hereto as
Exhibit 9.7.

         9.8 Operating Targets and Value of Assets. As of the date of Closing, Company and the Business shall meet the following minimum operating thresholds: (i) for the eight (8) month period ended August 31, 1996, Company shall have achieved annualized earnings before interest and taxes ("EBIT") of no less than One Million Four Hundred Eighty Thousand and No/100 Dollars ($1,480,000.00); (ii) for the eight (8) month period ended August 31, 1996, Company shall have achieved annualized net revenues, before bad debt expense, of no less than Five Million Three Hundred Eleven Thousand and No/100 Dollars ($5,311,000.00); and (iii) that since December 31, 1995 and except as required in the ordinary and usual course of the Business, no assets, except the Excluded

Real Estate, have been removed, distributed, assigned or paid by or from Company or Shareholders. As of the date of Closing, the Assets shall have an aggregate book value of no less than One Million Eight Hundred Fifty Thousand and No/100 Dollars ($1,850,000.00). The Asset shall be free and clear of all liabilities and encumbrances whatsoever other than the Assumed Liabilities.

         9.9 Lease Agreement. Buyer and Shareholders shall have entered into a lease pertaining to the Real Estate in the form attached hereto as
Exhibit 9.9.

         9.10 Third Party Consents; Releases. Shareholders and Company shall provide to the Buyer all third party consents, releases and authorizations believed by Buyer to be necessary or advisable for the legal and proper consummation of all agreements and transactions contemplated under this Agreement, each in form and substance acceptable to Buyer.

         9.11 Approval of Board of Directors. This Agreement and consummation of the transactions contemplated hereunder shall have been approved by the Board of Directors of Buyer.

         9.12 Exhibits. The exhibits hereto will be completed to the mutual satisfaction of the parties.

         9.13    Consulting Agreements.    Buyer and each of the Shareholders
shall have entered into consulting agreements in the form attached hereto as
Exhibit 9.13.

         ARTICLE X. OBLIGATIONS OF COMPANY AND SHAREHOLDERS AT CLOSING

         At Closing, Company and Shareholders shall deliver or cause to be delivered to Buyer the following in form and substance reasonably satisfactory to Buyer:

         10.1 Documents Relating to Title. Shareholders shall execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to
Buyer:

                 (1) Stock certificates, registered in the name of the Shareholders, duly endorsed by Shareholders or with stock powers attached, representing all of the Stock.

                 (2) Releases executed by the Shareholders' spouses, relinquishing all right, title and interest in and to the Stock.

                 (3) The resignation of each member of the Board of Directors and each officer of Company effective as of the Closing.

         10.2 Possession. Company shall deliver to Buyer full possession and control of the Stock, Business and Assets.

         10.3 Opinion of Counsel. Shareholders shall deliver to Buyer the favorable opinion of counsel for Shareholders and Company, which opinion may be subject to the Legal Opinion Accord of the ABA Section of Business Law (1991), dated as of Closing, in the form attached hereto as Exhibit 10.3.

         10.4 Corporate Good Standing and Corporate Resolution. Shareholders shall deliver to Buyer certificates of good standing from the Secretary of State of Company's state of organization, and from each jurisdiction in which Company is qualified to do business, certified copies of the Bylaws and charter of Company, and a certified copy of the resolutions of the Board of Directors and Shareholders of Company authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith by them, including all assumption agreements and other instruments required hereunder, sufficient in form and content to meet the requirements of the law of the State of Company's incorporation relevant to such transactions and certified by officers of Company to be validly adopted and in full force and effect and unamended as of Closing.

         10.5 Closing Certificate. Company shall deliver to Buyer a certificate of an officer of Company and of Shareholders, dated as of Closing, certifying that (a) each covenant and obligation of Company and Shareholders have been complied with, and (b) each representation, warranty and covenant of Company and Shareholders is true and correct at the Closing as if made on and as of the Closing.

         10.6 Third Party Consents. Shareholders shall deliver to Buyer all consents, estoppels, approvals, releases, filings and authorizations of third parties that Buyer believes are necessary or advisable for the legal and proper execution, delivery and consummation of this Agreement, and the transactions contemplated hereunder.

         10.7 Releases. Shareholders shall deliver to Buyer executed releases of all mortgages, security interests, liens, pledges, restrictions or other encumbrances on or applicable to the Stock or Assets.

         10.8 Additionally Requested Documents; Post-Closing Assistance. At the reasonable request of Buyer at Closing and at any time or from time to time thereafter, Shareholders shall cooperate with Buyer to put Buyer in actual possession and operating control of the Stock, Company, Business and Assets, execute and deliver such further instruments of sale, conveyance, transfer and assignment, as Buyer may reasonably request in order to effectively sell, convey, transfer and assign the same to Buyer, to execute and deliver such further instruments and to take such other actions as Buyer may reasonably request to release Buyer and Company from all obligation and liability with regard to any obligation or liability retained or assumed by Shareholders, and to execute and deliver such further instruments and to cooperate with Buyer as Buyer may reasonably request or to enable Buyer and Company to obtain all necessary health care or regulatory certifications, approvals, consents and licenses, accreditation or permits.

         10.9 Employment, Consulting and Lease Agreements. Shareholders shall deliver to Buyer each of the agreements described in paragraphs 9.7, 9.9 and 9.13.

         10.10 Assumption Agreement. Shareholders shall deliver to Buyer and the Company an Assumption Agreement evidencing that Shareholders shall be jointly and severally responsible for all obligations pertaining to past operations of the Business other than the Continuing Liabilities.


                  ARTICLE XI. OBLIGATIONS OF BUYER AT CLOSING

         At Closing, Buyer shall deliver or cause to be delivered to Shareholders the following in a form and substance reasonably satisfactory to
Shareholders:

         11.1 Purchase Price. Buyer shall pay to Shareholders the Purchase Price upon the terms specified in this Agreement.

         11.2 Corporate Good Standing and Certified Board Resolutions. Buyer shall deliver to Shareholders a certificate of good standing from the Secretary of State of Delaware, dated the most recent practical date prior to Closing, together with a certified copy of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and consummation of this Agreement and all other documents executed in connection herewith.

         11.3 Closing Certificate. Buyer shall deliver to Shareholder a certificate of an officer of Buyer, dated as of Closing, certifying that (a) each covenant and obligation of Buyer has been complied with, and (b) each representation, warranty and covenant of Buyer is true and correct at the Closing as if made on and as of the Closing.

         11.4 Opinion of Buyer's Counsel. Buyer shall deliver to Shareholders a favorable opinion of counsel for Buyer, dated as of Closing, in the form specified in Article XII hereof.

                    ARTICLE XII. OPINION OF BUYER'S COUNSEL

         At the Closing, Buyer shall deliver to Shareholders an opinion of Harwell Howard Hyne Gabbert & Manner, P.C. dated the date of the Closing and pursuant to the Legal Opinion Accord of the ABA Paragraph of Business Law
(1991), in form and substance reasonably satisfactory to Shareholders and their counsel to the effect that:

                 (1) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all requisite corporate power and corporate authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

                 (2) Buyer has the corporate power and corporate authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements delivered by Buyer at Closing and to consummate the transactions contemplated on the part of Buyer hereby and thereby; Buyer has taken all action required by law, and its Charter and Bylaws, to authorize such execution, delivery and consummation of this Agreement, and this Agreement, and all other agreements delivered by Buyer at Closing constitute the valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.


            ARTICLE XIII. SURVIVAL OF PROVISIONS AND INDEMNIFICATION

         13.1 Survival. The covenants, obligations, representations and warranties of Buyer, Company and Shareholders contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, shall be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to the Closing, shall survive the date of Closing for a period of three (3) years, and shall not be merged into any documents delivered in connection with the Closing. Notwithstanding the three
(3) year limitation set forth above, those representations, warranties, covenants and obligations set forth in paragraphs 4.9, 4.13, the first, second, fifth and sixth sentences of paragraph 4.25, 4.28, 6.4 and 6.5 (collectively, the "Exempt Items") shall each survive for a period equal to the applicable statute of limitations.

         13.2 Indemnification by Shareholders. Subject to the provisions of paragraph 13.4, Shareholders shall, jointly and severally, promptly indemnify, defend, and hold harmless Buyer, Company and the directors, officers, stockholders, employees and agents of each against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees actually incurred) and other damages resulting from (i) any breach by either Company or Shareholders of any of the covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Company and/or Shareholders delivered pursuant to this Agreement,
(ii) any liability of Company not expressly retained by Company or pursuant to Paragraph 1.4 hereof, and (iii) any claim (whether or not disclosed herein) that is brought or asserted by any third party(ies) against Buyer or Company arising out of the ownership, licensing, operation or conduct of the Business or Assets or the conduct of any of Company's employees, agents or independent contractors, relating to all periods of time prior to the Effective Date. Any indemnification payment made pursuant to this Article shall include interest at a floating rate equal to two points over the prime rate of Bankers Trust Company established from time to time (the "Rate") payable for the period measured from the date that the loss, cost, expense or damage was incurred until the date of payment.

         13.3 Indemnification by Company and Buyer. Subject to the provisions of paragraph 13.4, Company and Buyer shall promptly indemnify, defend, and hold Shareholders harmless against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees) and other damages resulting from (i) any breach by Buyer of any of its covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Buyer delivered pursuant to this Agreement, (ii) any claim which is brought or asserted by any third party(ies) against Shareholders for failure to pay or perform any of the Continuing Liabilities, and (iii) subject to the other provisions of this Agreement, any claim that is brought or asserted by any third party(ies) against Shareholders arising out of the ownership, licensing, operation or conduct of the Business or the conduct of any of Company's employees, agents or independent contractors, relating to periods of time subsequent to the Effective Date. Any indemnification payment pursuant to the foregoing shall include interest at the Rate from the date that the loss, cost, expense or damage was incurred until the date of payment.

         13.4 Rules Regarding Indemnification. The obligations and liabilities of each party which may be subject to indemnification liability hereunder (the "indemnifying party") to the other party (the "indemnified party") shall be subject to the following terms and conditions:

                 (1) Claims by Non-parties. The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any written claim by a third party which is likely to give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Article, stating the nature of said claim and the amount thereof, to the extent known. The indemnified party shall give notice to the indemnifying party that pursuant to the indemnity, the indemnified party is asserting against the indemnifying party a claim with respect to a potential loss from the third party claim, and such notice shall constitute the assertion of a claim for indemnity by the indemnified party. If, within thirty (30) days after receiving such notice, the indemnifying party advises the indemnified party that it will provide indemnification and assume the defense at its expense, then so long as such defense is being conducted, the indemnified party shall not settle or admit liability with respect to the claim and shall afford to the indemnifying party and defending counsel reasonable assistance in defending against the claim. If the indemnifying party assumes the defense, counsel shall be selected by such party and if the indemnified party then retains its own counsel, it shall do so at its own expense. If the indemnified party does not receive a written objection to the notice from the indemnifying party within thirty (30) days after the indemnifying party's receipt of such notice, the claim for indemnity shall be conclusively presumed to have been assented to and approved, and in such case the indemnified party may control the defense of the matter or case and, at its sole discretion, settle or admit liability. If within the aforesaid thirty (30) day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of ten (10) days after receipt of such objection the parties shall attempt to settle the dispute as between the indemnified and indemnifying parties. If they are unable to settle the dispute, the unresolved issue or issues shall be settled by arbitration in Nashville, Tennessee in accordance with the rules and procedures of the American Arbitration Association.

                 (2) Claims by a Party. The determination of a claim asserted by a party hereunder (other than as set forth in subparagraph (1) above) pursuant to this Article shall be made as follows: The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any claim by the indemnified party which has not been made pursuant to subparagraph (1) above, stating the nature and basis of such claim and the amount thereof, to the extent known. The claim shall be deemed to have resulted in a determination in favor of the indemnified party and to have resulted in a liability of the indemnifying party in an amount equal to the amount of such claim estimated pursuant to this paragraph if within forty-five
(45) days after the indemnifying party's receipt of the claim the indemnified party shall not have received written objection to the claim. In such event, the claim shall be conclusively presumed to have been assented to and approved. If within the aforesaid forty-five (45) day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties shall attempt to settle the disputed claim as between the indemnified and indemnifying parties. If they are unable to settle the disputed claim, the unresolved issue or issues shall be settled by arbitration in Nashville, Tennessee in accordance with the rules and procedures of the American Arbitration Association.

                 (3) Claims by a Straddle Patient. Any claim by a patient relating to professional negligence or similar matters involving a patient served both prior to the Effective Date and subsequent to the Effective Date will be the responsibility of either Company or Shareholders in accordance with the following guidelines: (i) if it is a claim in which the incident giving rise to liability clearly arose on or prior to the Effective Date, Shareholders shall jointly and severally respond to the loss and defense expenses; (ii) subject to the other provisions of this Agreement, if it is a claim in which the incident giving rise to liability clearly arose after the Effective Date, Company shall respond to the loss and defense expenses; and (iii) in the event that the incident giving rise to liability as to time is not clear, Shareholders and Company will jointly defend the case and each will fully cooperate with the other in such defense. Once the case is closed, if Company and Shareholders cannot agree to the allocation of both indemnity and expenses, then the matter shall be submitted to binding arbitration in Nashville, Tennessee in accordance with the rules and procedures of the American Arbitration Association.

                 (4) Limitation on Claims. The obligations of an indemnified party under this Agreement, exclusive of obligations either related to Exempt Items, stipulated under paragraph 2.1 or related to working capital liabilities of the Company, shall not begin until the indemnified party incurs one or more claims which equal, in the aggregate, Sixty-Five Thousand and No/100 Dollars ($65,000.00) (the "Basket"). Once the Basket is reached, the obligations of an indemnifying party under this Agreement shall apply to all claims of the indemnified party, whether such claims are part of the Basket or in excess thereof. The parties acknowledge and agree that the materiality and/or knowledge caveats set forth elsewhere in this Agreement will provide no limitation on obligations of an indemnifying party in excess of or in addition to the Basket. Further, other than with respect to all of the Exempt Items except those referenced in paragraph 4.13, for which such Exempt Items no limitation shall apply, the obligations of an indemnifying party under this Agreement shall not exceed, in the aggregate, Seven Million Two Hundred Ninety-Nine Thousand and No/100 Dollars ($7,299,000.00).


                     ARTICLE XIV. PRESERVATION OF BUSINESS
                          AND NONCOMPETE RESTRICTIONS

         14.1 Covenant Not to Compete. Shareholders hereby, jointly and severally, covenant and agree with Buyer that, during the NON-COMPETE PERIOD (as such term is defined herein) and within the NON-COMPETE AREA (as such term is defined herein), no Shareholder shall directly or indirectly, (a) acquire, lease, manage, consult for, serve as agent or subcontractor for, finance, invest in, own any part of or exercise management control over any home health care operation or business which provides any goods or services competitive with the goods and services provided by the Business as of the Closing, or (b) solicit for employment or employ any person who at Closing or thereafter became an employee of Buyer, Company or an affiliate unless such person is not so employed for at least six (6) months, or (c) with respect to any customer, patient, physician, physician group, or healthcare provider with whom Buyer, Company and/or an Affiliate contracts with in connection with the Business, either solicit the same in a manner which could adversely affect Buyer, Company or an Affiliate, or make statements to the same which disparage Buyer, Company, an Affiliate or their respective operations in any way. The "Non-Compete Period" shall commence at the Closing and terminate on the fifth anniversary thereof. The "Non-Compete Area" shall mean the area within a fifty (50) mile radius of each location from which the Business is operated or conducted as of the Closing. Ownership of less than five percent (5%) of the stock of a publicly held company shall not be deemed a breach of this covenant.

         14.2 Enforceability. In the event of a breach of paragraph 14.1, Shareholders recognize that monetary damages shall be inadequate to compensate Buyer and Company, and Buyer and Company shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the costs (including attorney's fees) of securing such injunction to be borne by Shareholders. Nothing contained herein shall be construed as prohibiting Buyer or Company from pursuing any other remedy available to either for such breach or threatened breach. All parties hereby acknowledge the necessity of protection against the competition of Shareholders and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate Shareholders for agreeing to the restrictions contained in paragraph 14.1. If, however, any court determines that the forgoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

                           ARTICLE XV. MISCELLANEOUS

         15.1 Assignment. Following Closing, Buyer and Company may freely assign any or all of their respective rights or delegate any or all of their respective obligations under this Agreement without the express written consent of Shareholders. No Shareholder may assign any rights or delegate any obligations under this Agreement without the prior written consent of Buyer, and any prohibited assignment or delegation will be null and void.

         15.2 Other Expenses. Except as otherwise provided in this Agreement, Shareholders shall jointly and severally pay all of their and Company's expenses in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement and Buyer shall pay all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement. All sales and use taxes, recording fees and transfer taxes incurred in connection under the transactions contemplated within this Agreement shall be jointly and severally borne by Shareholders and paid at Closing.

         15.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) if delivered personally or sent by facsimile, on the date received, (b) if delivered by overnight courier, on the day after mailing, and (c) if mailed, five days after mailing with postage prepaid. Any such notice shall be sent as follows:

                 To Shareholders and, prior to Closing, Company:

                 Penn Oxygen Services, Inc.
                 One McCormack Road
                 Pittsburgh, Pennsylvania 15136-1404
                 Attn:___________________________

                 with a copy to:
                 Mark I. Baseman
                 Cohen & Grigsby, P.C.
                 2900 CNG Tower
                 25 Liberty Avenue
                 Pittsburgh, Pennsylvania 15222

                 To the Buyer and, after Closing to the Company:

                 American HomePatient, Inc.
                 5200 Maryland Way
                 Suite 400
                 Brentwood, Tennessee 37027
                 Attn: Edward K. Wissing

                 with a copy to:

                 Lauren W. Anderson
                 Harwell Howard Hyne Gabbert & Manner, P.C.
                 1800 First American Center
                 315 Deaderick Street
                 Nashville, Tennessee 37238-1800

         15.4 Confidentiality; Prohibition on Trading. Except for press releases issued by Buyer in the ordinary course, all parties agree to maintain the confidentiality of the existence of this Agreement and the transactions contemplated hereunder, unless disclosure is required by law. Shareholders, Company and their affiliates agree not to trade in the securities of Buyer or its affiliates based upon any nonpublic information.

         15.5 Controlling Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Tennessee.

         15.6 Headings. Any table of contents and paragraph headings in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.

         15.7 Benefit. Subject to paragraph 15.1, this Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement is not intended to, nor shall it, create any rights in any other party.

         15.8 Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. Further, there shall be automatically substituted for such invalid or unenforceable provision a provision as similar as possible which is valid and enforceable.

         15.9 Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement shall be void unless it is in writing and signed by the party against which it is sought to be enforced.

         15.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         15.11 Interpretation; Knowledge. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions. Whenever in this Agreement the term "to the best knowledge of Company or Shareholders" or the like is used, Company and Shareholders shall each be deemed to have the knowledge of Company's officers, directors, Shareholders and employees, and of its Affiliates; and Company and Shareholders shall each be under a duty of due inquiry.

         15.12 Entire Agreement. This Agreement, including the Exhibits and Attachments hereto, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations, letter of intent and agreements between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyer, Company and Shareholders.

         15.13 Further Assurance of Shareholders After Closing. Subsequent to the Closing, Shareholders shall from time to time, at Buyer's request, execute and deliver such other instruments of conveyance and transfer, and take such other action as Buyer may request, in order to more effectively sell, transfer, assign and deliver and vest in Buyer and Company, as the case may be, the benefits of, title to and possession of the Stock and Assets.

         15.14 Legal Fees and Costs. In the event any party hereto incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorney's fees, costs and disbursements, in addition to any other relief to which such party shall be entitled.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                   "COMPANY":

                                   PENN OXYGEN SERVICES, INC.


                                   By:      /s/ Michael E. Hickey
                                            ----------------------------------

                                   Title:   President
                                            ----------------------------------


                                   "SHAREHOLDERS":


                                   /s/ William C. Cloonan, Jr.
                                   -------------------------------------------
                                   WILLIAM C. CLOONAN, JR.


                                   /s/ Michael E. Hickey
                                   -------------------------------------------
                                   MICHAEL E.  HICKEY



                                   "BUYER":

                                   AMERICAN HOMEPATIENT, INC.


                                   By:
                                            /s/ Rita N. Hill
                                            ----------------------------------

                                   Title:   Vice President
                                            ----------------------------------